ATHANOR GROUP, INC.
                           921 East California Avenue
                            Ontario, California 91761
                          Telephone No. (909) 467-1205

                    NOTICE OF SOLICITATION OF WRITTEN CONSENT
                        TO TAKE ACTION WITHOUT A MEETING



To the Shareholders of ATHANOR GROUP, INC.:

         The Board of Directors (the "Board") of Athanor Group, Inc., a California corporation (the "Company") hereby solicits your written consent to take action without a meeting with respect to the following matter, all as more fully described in the accompanying consent statement, which is incorporated herein by this reference:

         To approve a resolution authorizing the Company's Board of Directors, in their absolute discretion, to effect a one (1) for eight hundred
         (800) reverse stock split of the Company's presently issued and outstanding shares of Common Stock, and to provide for the payment of cash in lieu of fractional shares otherwise issuable, and further thereafter immediately to effect a four hundred (400) for one (1) forward stock split of the Company's Common Stock (the "Proposed Action").

         Shareholders of record of the Company's Common Stock at the close of business on December 1, 1999, the Record Date fixed by the Board, are entitled to notice of, and to consent to the Proposed Action.

         SHAREHOLDERS ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED CONSENT AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY SHAREHOLDER GIVING A CONSENT HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS TABULATED.

                                                     BY ORDER OF THE BOARD OF
                                                     DIRECTORS



                                                     Duane L. Femrite,
                                                     President
Ontario, California
December 15, 1999

                               ATHANOR GROUP, INC.
                           921 East California Avenue
                            Ontario, California 91761
                          Telephone No. (909) 467-1205

                                CONSENT STATEMENT

         Approximate date consent material first sent to shareholders:

                                December 15, 1999

         The following information is provided in connection with the solicitation of written consents to take action without a meeting by the Board of Directors (the "Board") of Athanor Group, Inc. (the "Company"), for the purpose stated in the Notice of Solicitation of Written Consent (the "Notice") preceding this Consent Statement.


                     SOLICITATION AND REVOCATION OF CONSENTS

         Although the Proposed Action as set forth in the Notice must be approved by the affirmative consent of a majority of the outstanding shares of Common Stock of the Company, there will be no meeting of shareholders to vote on the Proposed Action. Rather, the shareholders of the Company are hereby being provided an opportunity to consider the Proposed Action by written consent without a meeting. In this regard, California Corporations Code Section 603(a) provides in pertinent part that:

                  "(a) Unless otherwise provided in the articles, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted."

         In furtherance of the foregoing, a form of written consent ("Consent(s)") is hereby being furnished by the Company to each common shareholder, and, in each case, is solicited on behalf of the Board of the Company. The entire cost of soliciting these Consents will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories, and other fiduciaries, for costs incurred in forwarding soliciting material to their principals. Members of the management of the Company may solicit some shareholders in person, or by telephone or by telegraph, following solicitations of this Consent Statement, but will not be separately compensated for such solicitation services.

         Consents duly executed and returned by common shareholders and received by the Company on or before January 18, 2000, will be counted in connection with the Board's solicitation for approval of a resolution authorizing the Company's Board, in its absolute discretion, to effect a one (1) for eight hundred (800) reverse stock split of the Company's presently issued and outstanding shares of Common Stock, and to provide for the payment of cash in lieu of fractional shares otherwise issuable, and further thereafter immediately to effect a four hundred (400) for one (1) forward stock split of the Company's Common Stock.

Your Consent or lack thereof is specified in the accompanying form of Consent. The shares represented by the Consent will be tabulated in accordance with the specification therein made.

         Any shareholder giving a Consent has a right to revoke it at any time by either (a) a later dated written Consent received by the Secretary of the Company on or prior to January 18, 2000, or (b) a written revocation received by the Secretary of the Company on or prior to January 18, 2000.

                    SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The Company has one class of voting securities outstanding, namely, common stock (the "Common Stock"). The Company has outstanding 1,458,854 shares of Common Stock, as of the close of business on December 1, 1999 (the "Record Date"). Only holders of Common Stock of record on the books of the Company at the close of business on the Record Date will be entitled to submit Consents. Each holder of Common Stock is entitled to one (1) Consent for each share of Common Stock held by him/her.

         The following table sets forth, as of the Record Date, information concerning: (a) beneficial ownership of Common Stock of the Company by the persons who are known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock; (b) beneficial ownership of Common Stock of the Company by each director and by all directors and officers as a group; and
(c) the percentage of the total outstanding Common Stock held by each person and group described in subparagraphs (a) and (b), immediately above.

                                                  Amount and Percentage of
                                                    Beneficial Ownership
   Title     Name and Address of                  Number of       Percent of
 of Class     Beneficial Owner                     Shares           Class
--------------------------------------------------------------------------------

 Common     Gregory J. Edwards (3)                   22,000              1.5%
 Stock      2208 Faircloud Lane
            Edmond, Oklahoma  73034

 Common     Duane L. Femrite (3)                    204,544             13.9%
 Stock      921 East California Avenue
            Ontario, California  91761

 Common     Edmund R. Knauf, Jr. (3)                 83,680              5.7%
 Stock      1516 North 2nd Street
            Sheboygan, Wisconsin  53081

 Common     Richard A. Krause (2)(3)                276,983             18.7%
 Stock      921 East California Avenue
            Ontario, California  91761

 Common     Robert W. Miller (1)(3)                 179,752             12.2%
 Stock      921 East California Avenue
            Ontario, California  91761

 Common     All Officers and Directors              766,959             50.5%
 Stock      as a Group (5 persons) (3)


         All shares are owned either directly or beneficially by the owner named in the table except as otherwise indicated in the footnote below.

         Percentages of class are based on the number of shares of Common Stock outstanding on December 1, 1999, adjusted for shares subject to options as set forth in footnote (3), below. There were 1,458,854 shares of Common Stock outstanding on December 1, 1999.

         None of the officers or directors of the Company, except as noted in footnote (3), below, has options to acquire any shares of Common Stock of the Company. Messrs. Femrite, Knauf, Krause and Miller are the only persons known to the Company to beneficially own more than five percent (5%) of its Common Stock.

         The Company knows of no contractual arrangements that may at a subsequent date result in a change in control of the Company.


                        PROPOSAL FOR REVERSE STOCK SPLIT

         The Board recommends that the stockholders consent to a resolution permitting the Board, in its absolute discretion, to effect a reverse stock split of the Company's Common Stock pursuant to which each eight hundred (800) shares of the Company's Common Stock would be exchanged for one (1) share of the Company's Common Stock, and to provide for the payment of cash in lieu of fractional shares; and further to permit the Board immediately after the reverse stock split to effect a four hundred (400) for one (1) forward stock split of the Company's Common Stock. (The one (1) for eight hundred (800) reverse stock split and four hundred (400) for one (1) forward stock split are hereinafter collectively referred to as the "Reverse Stock Split.") The proposed Reverse Stock Split transaction, even if approved by stockholders, may be abandoned and thus not implemented by the Board within its absolute discretion, for any reason whatsoever; provided however, that should the stockholders approve the proposed Reverse Stock Split transaction and should the Board elect to implement the transaction, the Reverse Stock Split shall become effective and be implemented no later than January 31, 2000 (the "Effective Date").

One purpose of the Reverse Stock Split is to permit the Company to purchase and acquire the Common Stock of approximately one hundred twenty-four (124) stockholders of record of the Company who own less than eight hundred (800) shares of Common Stock. Among other things, such stockholders would enjoy the

-------------
(Footnotes)

     (1) Does not include 24,000 shares of Common Stock owned by Mr. Miller's father as to which Mr. Miller disclaims beneficial ownership.

     (2) Includes 256,983 shares of Common Stock owned by The Krause Family Irrevocable Trust.

     (3) Includes shares of common stock that can be acquired by exercise of vested and exercisable stock options within 60 days of December 1, 1999, as follows: Gregory J. Edwards - 6,000 shares, Duane L. Femrite - 15,000 shares, Edmund R. Knauf, Jr. - 4,000 shares, Richard A. Krause - 20,000 shares, Robert W. Miller - 15,000 shares; all Officers and Directors as a group - 60,000 shares.

benefit of liquidating their relatively small holdings for market value without broker's commissions. This would be particularly beneficial to such stockholders given the limited market for and trading in the Company's Common Stock. These stockholders own approximately 1.8% of the Company's outstanding Common Stock. The Company's purchase would be mandatory; thus, stockholders who wish to retain their existing proportionate Common Stock interest in the Company would be adversely affected. It should be noted, however, that any stockholder owning less than eight hundred (800) shares who desires to retain a Common Stock interest in the Company may do so by purchasing sufficient additional shares of the Company's outstanding Common Stock to increase his/her ownership to more than eight hundred (800) shares prior to the Effective Date of the proposed Reverse Stock Split.

         In addition, this transaction will save the Company administrative and related costs of sending proxy statements, annual reports, quarterly reports and other communications to the aforementioned stockholders. It is estimated that the savings to the Company will be approximately $5,000-$6,000 per year.

         The Board also believes that this Reverse Stock Split proposal, if adopted and implemented, would increase the per share market price of the Company's shares of Common Stock from the recent bid of approximately ($2.03) and recent ask of approximately ($3.50), as quoted by a market-maker for the Company's Common Stock. The proposed Reverse Stock Split would result in, what the Board believes is, a more appropriate trading price range for the Company's Common Stock. Although the price per share of Common Stock after the Reverse Stock Split should be higher than that of existing shares of Common Stock, it cannot be predicted whether any increase will be in proportion to the ratio used, or to what extent the aggregate market price of each stockholder's total holdings may be affected by the proposed Reverse Stock Split. Trading in the Company's Common Stock will continue in the over-the-counter market, i.e. The OTC Bulletin Board.

         The first part of the proposed Reverse Stock Split transaction would be a one (1) for eight hundred (800) reverse split by which each eight hundred shares of the issued and outstanding Common Stock of the Company would be converted into one (1) share of such Common Stock. Fractional shares (i.e. less than one (1) share in exchange for less than eight hundred (800) shares) will not be issued. Instead, shareholders who would be entitled to receive a fractional share after giving effect to the reverse split will receive cash for each share of his/her Common Stock owned prior to the reverse split. The price to be paid for each such share of Common Stock will be equal to the average of the bid and ask price of the last reported daily bids and asks of the Company's Common Stock in the over-the-counter market for the thirty (30) consecutive trading days ending with the trading date prior to the Effective Date.

         The second part of the proposed Reverse Stock Split, which would occur on the same day of the one (1) for eight hundred (800) reverse split, and immediately after such reverse split, would be to effect a four hundred (400) for one (1) forward stock split. The result of such forward stock split would be that each stockholder owning eight hundred (800) shares or more before the one
(1) for eight hundred (800) reverse split would own approximately one-half (50%) of such number of shares of Common Stock after the transaction. In effect, at the conclusion of both parts, the proposed Reverse Stock Split transaction will result in a one (1) for two (2) reverse stock split. The forward stock split is being effected in order to provide sufficient shares for public trading. Without the forward stock split, there would be only 1773 outstanding common shares. This would not be sufficient for a public market in the Common Stock of the Company.

         Cash proceeds received from the sale of a fractional share of Common Stock may result in a stockholder realizing taxable gain or loss to the extent of the difference between such proceeds and the cost or other basis applicable to the fractional shares sold. The Reverse Stock Split should not otherwise involve any other tax effects at the time thereof.

         Purchase of the fractional shares of Common Stock will resume the status of authorized and unissued shares of Common Stock of the Company. The Company will finance its purchase of the fractional shares of Common Stock from its general working capital.

         After giving effect to the purchase of fractional shares and the Reverse Stock Split, there will be no material differences between those shares of Common Stock outstanding prior to the Reverse Stock Split and those to be outstanding after the Reverse Stock Split is effected. The par value of the Common Stock will remain the same. No officer, director, associate or affiliate of the Company will derive any material benefit from the Reverse Stock Split other than the benefits which would be enjoyed by any other person holding the same number of shares.

         If the Reverse Stock Split is approved by the stockholders, and in the event the Board determines, within its absolute discretion to carry-out the Reverse Stock Split, the Company in order to implement the Reverse Stock Split, will file two (2) amendments to its Articles of Incorporation with the Secretary of State of California on January 31, 2000. The proposed Reverse Stock Split will become effective on the date such amendments to the Company's Articles of Incorporation are filed, presently estimated to be January 31, 2000. If the Reverse Stock Split is effected, the Company will notify stockholders of the filing of the Certificates of Amendment of the Articles of Incorporation of the Company and will furnish stockholders of record as of the close of business on such filing date with a letter of transmittal for use in exchanging certificates. The stockholders of the Company, promptly after the amendments become effective, will be required to mail their certificates representing their shares of the Common Stock of the Company to the transfer agent named in the letter of transmittal in order that a new stock certificate giving effect to the Reverse Stock Split may be issued and funds for the purchase of fractional shares paid promptly. Funds otherwise payable to a stockholder who cannot be located will be placed and held in a segregated account until proper claim therefor is make, subject to applicable escheat laws.

         Certificates should not be sent to the Company or the transfer agent prior to receipt of the letter of transmittal from the Company. Until a stockholder forwards a completed letter of transmittal together with certificates representing his/her pre-split Common Stock to the transfer agent and receives a certificate representing shares of post-split Common Stock, such stockholder's pre-split Common Stock shall be deemed equal to the number of whole shares of post-split Common Stock to which each stockholder is entitled as a result of the Reverse Split.

         The Company is presently authorized to issue 25,000,000 shares of Common Stock, of which 1,458,854 shares were outstanding as of the Record Date. The Company has approximately one hundred seventy-one (171) common stockholders of record and approximately one hundred twenty-four (124) of those stockholders own less than eight hundred (800) shares each. These one hundred twenty-four
(124) stockholders own an aggregate of approximately 26,359 shares (1.8%) of Common Stock of the Company. Based upon the average bid and ask prices of the Common Stock on November 11, 1999, i.e. $2.77, the shares of these small stockholders in the aggregate is worth approximately $73,014 and the total amount that would be paid by the Company to acquire all such small stockholder fractional shares, together with the fractional shares of remaining stockholders, after giving effect to the Reverse Stock Split, and based upon the market price of the Common Stock as of November 11, 1999, would be approximately $112,058.

         The principal effect of the proposed Reverse Stock Split will be a net decrease in the number of outstanding shares of Common Stock from 1,458,854 shares to approximately 709,200 shares of Common Stock, and a decrease in the number of Common Stock shareholders from approximately one hundred seventy-one
(171) to approximately forty-seven (47). The proposed Reverse Stock Split will also increase the continuing stockholder's proportional and Common Stock interest in the Company.

         The ownership of fractional shares will not give the holder any voting, dividend or any other right except the right to receive payment therefor as described above. No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash for fractional shares, all which will be borne by the Company.

         Under Rule 12g-4(a)(1) of the Securities Exchange Act of 1934, the Company as a result of having less than three hundred (300) shareholders, would have the discretion to deregister with the Securities and Exchange Commission its Common Stock and cease filing reports under that act with the Securities and Exchange Commission. The Company does not intend to deregister its Common Stock nor cease filing reports under said act. The Company does not have any present plans to take any action which would further reduce the number of its stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A CONSENT FOR APPROVAL OF THE REVERSE STOCK SPLIT. CONSENTS RETURNED TO THE COMPANY WILL BE VOTED FOR APPROVAL OF THE REVERSE STOCK SPLIT UNLESS OTHERWISE INSTRUCTED.

                                   FORM 10-QSB

         Copies of the Company's Form 10-KSB for the fiscal year ended October 31, 1998 which includes audited financial statements and schedules thereto, as filed with the Securities and Exchange Commission will be furnished to any person from whom the accompanying Consent is solicited upon written request to the Company's Secretary at Athanor Group, Inc., 921 East California Avenue, Ontario, California 91761. A copying charge of $.25 per page will be made for each page of the exhibits requested. The Company's Form 10-QSB for the quarter ended July 31, 1999, is being mailed with this Notice of Solicitation of Written Consent and Consent Statement to stockholders as of the Record Date. The foregoing reports are not incorporated in this Consent Statement and are not deemed to be a part of the Consent solicitation material.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             /s/ DUANE L. FEMRITE
                                             --------------------
                                             Duane L. Femrite,
                                             President

Ontario, California
December 15, 1999

         SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICE AND TO DATE, SIGN, AND RETURN THE ENCLOSED CONSENT IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

CONSENT

                               ATHANOR GROUP, INC.
                           921 East California Avenue
                            Ontario, California 91761
                                  909-467-1205

          THIS CONSENT IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS



|_|  I (we) hereby consent and authorize:      |_| I (we) hereby withhold
                                                   consent and do not authorize:

         The Company's Board of Directors, in their absolute discretion, to effect a one (1) for eight hundred (800) reverse stock split of the Company's presently issued and outstanding shares of Common Stock, and to provide for the payment of cash in lieu of fractional shares otherwise issuable, and further thereafter immediately to effect a four hundred (400) for one (1) forward stock split of the Company's Common Stock.




                     (Please Sign and Date on Reverse Side)

         THIS CONSENT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.


                                     Dated:     ,
                                            ----------------------------

                                     -----------------------------------
                                                  Signature

                                     -----------------------------------
                                        Signature if held jointly

                              Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



          PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT CARD PROMPTLY
                           USING THE ENCLOSED ENVELOPE